UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01
Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 15, 2017, Tenax Therapeutics, Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, for the last 30 consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Marketplace Rule 5550(a)(2).

Per Nasdaq’s notification letter, the Company has 180 calendar days, or until September 11, 2017, to regain compliance with the minimum $1.00 price per share requirement. To regain compliance, anytime before September 11, 2017, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of 10 consecutive business days. Nasdaq’s notification letter has no effect on the listing of the Company’s common stock at this time.

On September 11, 2017, if the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 5505, except for the minimum bid price requirement, it may be provided with an additional 180 calendar day compliance period to demonstrate compliance. If the Company is not eligible for an additional compliance period at that time, Nasdaq will provide the Company with written notification that its common stock will be subject to delisting. Upon such notice, the Company may appeal the Nasdaq Staff’s determination to a Nasdaq Hearings Panel, pursuant to the procedures set forth in the applicable Nasdaq Marketplace Rules. There can be no assurance that, if the Company appeals the Nasdaq Staff’s determination, such appeal would be successful.

The Company is currently evaluating its alternatives to resolve this listing deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2017	Tenax Therapeutics, Inc.

By: /s/ John Kelley
John Kelley
Chief Executive Officer